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                                                                 EXHIBIT j

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Trustees of AIM Series Trust:

     RE:  AIM Global Trends Fund

We consent to the inclusion in Post-Effective Amendment No. 8 under the Securities Act of 1933, as amended, and Amendment No. 9 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-1A, of AIM Series Trust, of our report dated February 19, 1999, on our audit of the financial statements and financial highlights of the AIM Global Trends Fund, which report is included in the Annual Report to Shareholders for the periods stated therein, which are also included in this Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the statement of additional information.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
April 1, 1999